UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Direct Selling Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

DIRECT SELLING ACQUISITION CORP.

5800 Democracy Drive

Plano, Texas 75024

PROXY STATEMENT SUPPLEMENT

March 13, 2025

To the Stockholders of Direct Selling Acquisition Corp.:

This is a supplement (this “Supplement”) to the definitive proxy statement of Direct Selling Acquisition Corp. (“DSAQ”), dated March 11, 2025 (the “Proxy Statement”), that was sent to you in connection with DSAQ’s special meeting of stockholders that has been scheduled for 9:00 a.m., Eastern Time, on March 26, 2025, virtually, at https://www.cstproxy.com/dsacquisition/2025 (the “Stockholder Meeting”).

At the Stockholder Meeting, DSAQ’s stockholders will be asked to consider and vote upon a proposal to amend the DSAQ’s Amended and Restated Certificate of Incorporation (the “Charter” or “Certificate of Incorporation”) to extend the date by which the Company has to consummate a business combination (the “Charter Extension”) from March 28, 2025 (the “Termination Date”) to April 28, 2025 (the “Charter Extension Date”) and to allow the DSAQ, without another stockholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis up to five times by an additional one month each time after the Charter Extension Date, by resolution of DSAQ’s board of directors (the “Board”), if requested by DSAC Partners LLC, a Delaware limited liability company (the “Sponsor”), and upon five days’ advance notice prior to the applicable Termination Date, until September 28, 2025 (each, an “Additional Charter Extension Date”) or a total of up to six months after the Termination Date, unless the closing of a business combination shall have occurred prior thereto (the “Extension Amendment Proposal”).

DSAQ has filed this Supplement with the Securities and Exchange Commission to provide stockholders with an update as to the redemption price per share after deducting taxes that will be removed from the trust account established to hold a portion of the proceeds of DSAQ’s initial public offering (the “Trust Account”) prior to the Stockholder Meeting.

TRUST ACCOUNT

On March 10, 2025, the redemption price per share was approximately $11.86, based on the aggregate amount on deposit in the Trust Account of approximately $32,286,505 as of March 10, 2025 (after removing interest that will be released to DSAQ to pay its taxes prior to the Stockholder Meeting), divided by the total number of outstanding shares of publicly held Class A common stock, par value $0.0001 per share (“Public Stock”). The redemption price per share in connection with the Extension Amendment Proposal will be calculated based on the aggregate amount on deposit in the Trust Account on March 24, 2025 (two business days prior to the Stockholder Meeting). The closing price of the Public Stock on OTCQX® Best Market (“OTCQX”) on March 10, 2025, was $11.50. If the closing price of the Public Stock was to remain the same until the date of the Stockholder Meeting, exercising redemption rights would result in a public stockholder receiving approximately $0.36 more per share than if the shares were sold in the open market (based on the per share redemption price as of March 10, 2025). DSAQ cannot assure stockholders that they will be able to sell their Public Stock in the open market, even if the market price per share is lower than the redemption price stated above, as there may not be sufficient liquidity in its securities when such stockholders wish to sell their shares.

DSAQ’s stockholders who have not already voted, or wish to change their vote, are strongly encouraged to submit their proxies as soon as possible. Before you vote, you should read the Proxy Statement and other documents that DSAQ has filed with the Securities and Exchange Commission, together with this Supplement, for more complete information about DSAQ and the Charter Extension. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Proxy Statement. If you have questions about the Charter Extension or if you need additional copies of the Proxy Statement or the proxy card you should contact:

Sodali & Co

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658 9400

Email: DSAQ@investor.sodali.com

By Order of the Board of Directors of Direct Selling Acquisition Corp.

/s/ Dave Wentz
Dave Wentz
Chief Executive Officer

You are not being asked to vote on the Business Combination at this time. If the Extension Amendment Proposal is approved and the Charter Extension becomes effective and you do not elect to redeem your shares of Public Stock, provided that you are a stockholder on the record date for the stockholder meeting to consider the Business Combination, you will be entitled to vote on such Business Combination when it is submitted to stockholders and will retain the right to redeem your shares of Public Stock for cash in the event such Business Combination is approved and completed or we have not consummated such Business Combination by the Termination Date.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Stockholder Meeting. If you are a stockholder of record, you may also cast your vote in person at the Stockholder Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person at the Stockholder Meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the Extension Amendment Proposal.

This Supplement is dated March 13, 2025.